Exhibit 99.2

漢坤律師事務所

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10)8525 5511/ 8525 5522

           , 2015

To:         Secoo Holding Limited

Room1503, Bld. C, Galaxy SOHO,

Chaonei Street, Doncheng District,

Beijing 100010, PRC

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”; for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Secoo Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), each representing certain number of Class A ordinary shares of the Company and (ii) the Company’s proposed listing of its ADSs on the [New York Stock Exchange/NASDAQ Global Market].

As used herein, (A) “PRC Laws” means all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC; (B) “Governmental Agencies” means any competent government authorities, courts or regulatory bodies of the PRC; (C) “Governmental Authorizations” means all approvals, consents, permits, authorizations, filings, registrations, exemptions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Governmental Agencies.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other

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instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the Governmental Agencies and officers of the Company.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date of this opinion, so far as PRC Laws are concerned:

1. Based on our understanding of the current PRC Laws, (i) the ownership structure of Ku Tian Xia (Beijing) Information Technology Co., Ltd. (库天下(北京)信息技术有限公司) and Beijing Secoo Trading Co., Ltd. (北京寺库商贸有限公司), and the ownership structure of Ku Tian Xia (Beijing) Information Technology Co., Ltd. (库天下(北京)信息技术有限公司) and Beijing Wo Mai Wo Pai Auction Co., Ltd.(北京我卖我拍拍卖有限公司), both currently and immediately after giving effect to this Offering, does not result in any violation of PRC Laws currently in effect; and (ii) each of the contractual arrangements between Ku Tian Xia (Beijing) Information Technology Co., Ltd. (库天下(北京)信息技术有限公司) and Beijing Secoo Trading Co., Ltd. (北京寺库商贸有限公司), and each of the contractual arrangements between Ku Tian Xia (Beijing) Information Technology Co., Ltd. (库天下(北京)信息技术有限公司) and Beijing Wo Mai Wo Pai Auction Co., Ltd.(北京我卖我拍拍卖有限公司) governed by PRC Laws, both currently and immediately after giving effect to this Offering, are valid, binding and enforceable and will not result in any violation of PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

2. According to the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), issued by China Securities Regulatory Commission (the “CSRC”) and five other PRC regulatory agencies on August 8, 2006 (as amended subsequently), offshore special purpose vehicles, or special purpose vehicles, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by special purpose vehicles.

Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we are of the opinion that since Ku Tian Xia (Beijing) Information Technology Co., Ltd. (库天下(北京)信息技术有限公司) (“PRC Subsidiary”) was established in May 2011 by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of any domestic company as defined under the M&A Rules, and no explicit provision in the M&A Rules classifies the contractual arrangements between the PRC Subsidiary and Beijing Secoo Trading Co., Ltd. (北京寺库商贸有限公司), and the contractual arrangements between the PRC Subsidiary and Beijing Wo Mai Wo Pai Auction Co., Ltd.(北京我卖我拍拍卖有限公司) as a type of acquisition transaction falling under the M&A Rules, the Company is not required to obtain the approval from CSRC under the M&A Rules for the Offering and the listing and trading of the ADSs on the [New York Stock Exchange/NASDAQ Global Market]. However, substantial uncertainties still exist as to how the M&A Rules will be interpreted and implemented and this Opinion summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. Furthermore, there can be no assurance that the Government Agencies will ultimately take a view that is consistent with our opinion stated above. If it is determined that the CSRC approval is required for the Offering, the Group Companies may face sanctions by the CSRC or other Governmental Agencies for failure to seek the CSRC approval for the Offering.

3. Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the Company’s directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against the Company in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

4. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Description of Share Capital”, “Enforceability of Civil Liabilities” and “Taxation — People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

5. All disclosures containing our opinions set forth in the Prospectus under the captions “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities” and “Taxation — People’s Republic of China Taxation” constitute our opinions.

This opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws.

PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

Yours faithfully,

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